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                                                                    EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE:
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                         BUFFTON CORPORATION ANNOUNCES
                           AMENDMENTS TO RIGHTS PLAN

FORT WORTH, TEXAS, November 15, 1995. -- Robert H. McLean, Chairman of the Board and President of Buffton Corporation (ASE-"BFX") announced today that the Board of Directors of Buffton Corporation has approved certain amendments to the Company's shareholder rights plan. The amendments were approved in order to offer additional protection to stockholders from attempts to acquire control of Buffton at an inadequate price and to provide the Board of Directors with needed flexibility in responding to abusive takeover tactics.

Under the amended plan, among other things, all rights holders, except the acquiror, will have the right to purchase Buffton common stock at a discounted price in the event that an acquiror purchases securities representing 15% or more of the voting power of Buffton, unless the 15% position is acquired as the result of a tender offer that is fair to all stockholders and approved by a majority of Buffton's independent directors.

In addition, in the event that a person acquires 15% percent or more of Buffton's voting power and the Company is involved in a merger or other business combination transaction with such person in which its common shares are changed or converted, or the Company sells assets to such person having a fair market value greater than $5 million, all right holders, except the acquiror, will have the right to purchase the common stock of such other person at a discounted price.

Mr. McLean stated, "The amendments are intended to enhance the ability of all Buffton stockholders to realize the long-term value of their investment in the Company. The program is not aimed at preventing a takeover, but to encourage any buyer to negotiate appropriately with the Board prior to attempting a takeover. The amendments should provide additional flexibility to our Board of Directors in responding to the negative effects of abusive share-accumulation tactics and tender offers that do not offer an adequate price to all stockholders."

The amendments are described in more detail in a letter that is being mailed to all Buffton stockholders.

Buffton Corporation is a diversified group of companies with shares traded on the American Stock Exchange.

For More Information, Contact:
Robert Korman, Vice President & Chief Financial Officer
226 Bailey Avenue, Suite 101
Fort Worth, Texas 76107
(817) 332-4761